EXHIBIT 10.3

AMENDMENT TO
JOINT VENTURE AGREEMENT

THIS AMENDMENT TO JOINT VENTURE AGREEMENT (the “Amendment”) is effective as of the 30th day of August, 2006, by and between Ethanex Energy North America, Inc. (“Ethanex”), and SEMO Milling, LLC (“SEMO”).

RECITALS

A.    Ethanex and SEMO entered into that certain Joint Venture Agreement dated August 4, 2006 (the “JV Agreement”) pertaining to the formation and management of a joint venture company, Ethanex at SEMO Port, LLC.

B.    Ethanex and SEMO desire to amend the JV Agreement as set forth herein.

AGREEMENT

In consideration of the above Recitals, which are incorporated herein by this reference, the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ethanex and SEMO agree as follows:

1.    Amendment of JV Agreement. The JV Agreement shall be amended as follows:

1.1	Obligations of the Parties. Section 7.1(e) of the JV Agreement shall be deleted and replaced with the following language:

(e)
use its commercially best efforts to submit, no later than September 15, 2006, all necessary permits required by the Missouri Department of Natural Resources and any other applicable Governmental Authority to commence construction of the Plant;

1.2	Term and Termination. Section 12.3 of the JV Agreement shall be deleted and replaced with the following language:

12.3
This JV Agreement may be terminated by SEMO and the transactions contemplated hereby abandoned if (i) Ethanex has not fulfilled its obligations pursuant to Section 7.1(e) above and all necessary permits to commence construction of the Plant have not been submitted to the Missouri Department of Natural Resources and any other applicable Governmental Authority by September 15, 2006; (ii) Ethanex has not fulfilled its obligations pursuant to Section 7.1(f) above to enter into the EPC Contract by September 30, 2006 to provide detailed engineering, procurement, and construction work as is necessary to ensure that construction of the Plant shall commence no later than the Construction Start Date; (iii) Ethanex has not secured the Third Party Financing on or before the Effective Date; or (iv) construction of the Plant has not commenced on or before the Construction Start Date.

2.    Effect of Amendment. The JV Agreement shall continue in full force and effect as written except as amended hereby. To the extent any provisions of the JV Agreement (prior to its amendment hereby) is inconsistent with the amendments set forth herein, such provisions shall be deemed superseded hereby or modified to conform herewith.

3.    Counterparts. This Amendment may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

Ethanex and SEMO have executed this Amendment as of the date first written above.

ETHANEX ENERGY NORTH AMERICA, INC.

By:	/s/ Bryan Sherbacow
Its: President and CEO

SEMO MILLING, LLC

By:	/s/ Kenneth DeLine

Its: Manager